Exhibit 4.56

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the "Agreement") is made as of _____ 2019 by and between Knight AG Holding Co., Ltd., (the "Company"), a Cayman Islands exempted limited company with its registered office at Cassia Court, Suite 716, 10 Market Street, Camana Bay, Grand Cayman KY1-9006, Cayman Islands, and Jackv LO, a resident of the United States with driver license ID of D4464941 ("Mr. Lo") (the "Purchaser").

WHEREAS, the Company desires to issue and sell 4,000 shares (the "Purchased Shares") in the capital of the Company with a nominal or par value of US$1 each and the Purchaser desires to subscribe and purchase the Purchased Shares, subject and pursuant to the terms and conditions set forth herein;

WHEREAS, after the closing of the transaction contemplated hereby and immediately the closings of the issuance and sale of the Purchased Shares with other investors, the Company, the Purchaser and the other investors shall enter into the Stockholder Agreement (the "Stockholder Agreement") in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises. representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	PURCHASE OF THE SHARES

Subject to the terms and conditions of this Agreement, the Purchaser, intending to be legally bound, agrees to purchase the Purchased Shares for the following consideration (the "Purchase Price"): (i) a wire transfer in immediately available funds of US$1 (the "Down Payment") and (ii) such obligations the Purchaser shall assume hereunder as set forth herein subject to the terms and conditions hereof.

2.	CLOSING

2.1       Closing Date. The closing of the purchase and sale of the Purchased Shares (the "Closing") shall be held on the date which is the second (2nd) business day after the date hereof, or at such other time as the Company and the Purchaser of such Purchased Shares shall agree (the "Closing Date").

2.2       Deliverables. At the Closing, the Purchaser will deliver to the order of the Company (i) a wire transfer, in immediately available funds, in the amount of the Down Payment; (ii) a counterpart signature page to this Agreement and (iii) a counterpart signature page to the Stockholder Agreement. At the Closing, the Company shall deliver to the Purchaser, (i) a counterpart signature page to the Stockholder Agreement, (ii) a certified copy of the written resolutions of the board of directors of the Company approving this Agreement and the Stockholders Agreement and their execution and the entry into the register of members of the Company the name of the Purchaser as the holder of the Purchased Shares with effect from Closing and the making of all such other entries in the corporate records of the Company as may be necessary; and (iii) an up to date certified copy of the register of members of the Company duly amended to show the name of the Purchaser as the holder of the Purchased Shares.

2.3       Additional Closing Conditions. The obligations of the Company under Section 2.2 of this Agreement will be subject to the satisfaction by the Purchaser on or before the Closing of each of the following conditions:

(i)	The execution and delivery by Knight Holding Corporation, a Delaware corporation which is wholly owned by the Company ("KHC"), and Harbor Green Grain LP, a California limited partnership ("HGG"), of the Share Transfer Agreement in the form attached hereto as Exhibit B (the "STA", and together with this Agreement and the Stockholder Agreement, the "Transaction Documents") by and among them, pursuant to and subject to the terms and conditions of which HGG shall transfer to KHC, 100% of the capital or profits of Arizona Hay Press, LLC ( the "Subject Shares 1"), a limited liability company in Arizona, and 100% of the capital or profits of Knight AG Sourcing, LLC ( the "Subject Shares 2", together with Subject Shares 1, collectively, the "Subject Shares"), a limited liability company in Arizona.

(ii)	a stock ledger, or any other evidence of the ownership by KHC of Subject Shares.

(iii)	The issuance and sale of the Subject Shares by the HGG shall not be prohibited by any law or governmental order or regulation.

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(iv)	All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of or with any other person or entity, with respect to any of the transactions contemplated by this Agreement shall have been duly obtained or made and shall be in full force and effect prior to the Closing Date.

3.	REPRESENTATIONS,WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants and covenants to the Purchaser as follows:

3.1       Organization; Corporate Power. The Company is a limited liability company duly incorporated, validly existing and in good standing under the laws of Cayman Islands. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business. The Company has all requisite power and authority (corporate, legal and otherwise) to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

3.2       Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, including the issuance, sale and delivery of the Purchased Shares, has been taken. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3       Valid Issuance. The Purchased Shares, when issued and delivered by the Company against payment therefor, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Purchaser), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

3.4       Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority or any other person or entity, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Purchased Shares, and the consummation of all other transactions contemplated by this Agreement, have been obtained and will be effective at the Closing, except the post-closing filings as may be required under applicable laws, which will be timely filed within the applicable periods therefor.

3.5       Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company's knowledge, currently threatened in writing against the Company.

3.6       Capitalization. As of the date hereof, the authorised share capital of the Company is US$50,000 divided into 50,000 shares with a nominal or par value of US$1.00, of which [6,000 ordinary shares have been issued and outstanding]. All of the outstanding ordinary shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable.

3.7       No Conflicts. The execution, delivery and performance by the Company of this Agreement, issuance and sale of the Purchased Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not conflict with or violate any provision of the Company's certificate of incorporation or bylaws, or its equivalent .

3.8       Offering. Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4 hereof, the offer, issue, and sale of the Purchased Shares are and will be exempt from the registration and prospectus delivery requirements of the Act and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable securities laws.

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4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Company as follows:

4.1       Requisite Power and Authority. The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Stockholder Agreement and to carry out their provisions. All action on such Purchaser's part required for the lawful execution and delivery of this Agreement and the Stockholder Agreement has been taken. Each of this Agreement and the Stockholder Agreement, when executed and delivered by the Purchaser, will be a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights of indemnity, subject to federal and state securities laws.

4.2       Purchase for Own Account. The Purchaser represents that it is acquiring the Purchased Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Purchased Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.3       Information and Sophistication. The Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Purchased Shares; (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and to obtain any additional information necessary to verify the accuracy of the information given to the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.4       Ability to Bear Economic Risk. The Purchaser acknowledges that an investment in the Shares involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Purchased Shares for an indefinite period of time and to suffer a complete loss of its investment.

4.5       Further Limitations on Disposition. The Purchaser understands and acknowledges that the Purchased Shares issued pursuant to this Agreement will not be registered or qualified under any applicable securities or blue-sky laws on the ground that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder. The Purchaser acknowledges and understands that the Purchased Shares must be held indefinitely unless the securities are subsequently registered and qualified under applicable securities laws or an exemption from such registration and such qualification is available. The Purchaser also understands that there is no assurance that any exemption from registration under applicable securities laws will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the securities under the circumstances, in the amounts or at the times the Purchaser might propose.

4.6       No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company, including the Purchased Shares, and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.

4.7       Accredited Investor Status. The Purchaser is an "accredited investor.' as such term is defined in Rule 501 under the Securities Act of 1933, as amended.

4.8       No General Solicitation. The Purchaser did not learn of the investment in the Purchased Shares as a result of any general solicitation or general advertising.

4.9       Further Representations. The Purchaser's subscription and payment for, and his or her continued beneficial ownership of the Purchased Shares, will not violate any applicable securities or other laws of his or her jurisdiction. The Purchaser agrees to indemnify and hold harmless the Company and each of its officers, directors, employees, agents and controlling persons (collectively, "Indemnified Parties"), from and against any and all losses, claims, damages, judgments, liabilities, costs and expenses, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise, directly or indirectly, caused by, relating to, based upon. or in connection with, a breach by the Purchaser of this Agreement.

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5.	MISCELLANEOUS

5.1       Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2       Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.

This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York State residents entered into and performed entirely within the State of New York.

Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the Purchased Shares shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.3       Termination. Provide that if at any time prior to the closing the Company becomes aware of (a) any fact, matter, or event which constitutes a breach of the warranties given by the Purchaser to the Company and/or (b) any fact, matter or event which constitutes a breach of the Purchaser's undertakings and/or (c) a breach of the terms of this Agreement and/or the Shareholders Agreement, then the Company shall be entitled (in addition and without prejudice to all other rights or remedies available to it including the right to claim damages) to proceed either to close so far as practicable having regard to the breaches that have occurred, or by notice in writing to the Purchaser, to terminate this Agreement without any liability whatsoever on the Company.

5.4       Assignment. This Agreement is personal to the parties and no party may assign, transfer, delegate, change or otherwise deal in any other manner with this Agreement or any of its rights or obligations nor grant, declare, create or dispose of any right or interest in it without the prior written consent of all the other parties, and that any purported assignment, transfer, delegation, charging, dealing or other disposition of this Agreement in contravention of this clause shall be ineffective.

5.5       Continuity. This Agreement shall to the extent that it remains to be performed, continue in full force and effect notwithstanding closing.

5.6       Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

5.7       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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5.8       Entire Agreement. This Agreement and the exhibits and schedules hereto constitute the full and entire understanding and agreement between the parties and supersedes and cancels all prior written and oral agreements and understandings with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

5.9       Severability. In the event one or more of the provisions of the Transaction Documents should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Transaction Documents, and the Transaction Documents shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.10     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under the Transaction Documents, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

5.11     Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Transaction Documents.

5.12     Attorneys' Fees. In the event that any suit or action is instituted under or in relation to the Transaction Documents, including without limitation to enforce any provision in the Transaction Documents, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to the Transaction Documents, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

[Signatures begin on following page]

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IN WITNESS WHEREOF, the parties have executed this STOCK PURCHASE AGREEMENT as of the date first written above.

{Signature Page to Stock Purchase Agreement}

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EXHIBIT A

Stockholder Agreement

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THIS SHAREHOLDERS AGREEMENT (the "Agreement") of Knight AG Holding Co. Ltd., (the "Company"), a Cayman corporation is made and entered into as of ____________ 2019 (the "Effective Date"), by and among

(i)	The Company;

(ii)	Jacky LO, a resident of United States with driver license ID of D4464941 ("Mr. Lo"); and

(iii)	SPI Investments Holding Limited, a Cayman corporation ("SPI", and together with Mr. Lo, and other persons or entities who subsequently become parties to this Agreement by execution of a joinder agreement to be bound hereby (a "Joinder Agreement"). hereinafter referred collectively as the "Shareholders” and each a "Shareholder").

WITNESSETH:

WHEREAS, the Company was formed under the laws of Cayman Islands on or about _____, 2019 to be engaged in the business (the "Business") of the productions, sales or marketing of cotton, Alfalfa grass-based feed and other related products (the "Business").

WHEREAS, as of the Effective Date, the Company's capital stock constitutes solely of 50,000 authorized shares, par value $1 per share, of ordinary shares (the "Shares"), out of which 10,000 are issued and outstanding and owned by the Shareholders;

WHEREAS, the Shareholders and the Company deem it expedient and in their respective best interests to enter into this Agreement with respect to the relationship among the Shareholders, and the relationship between the Shareholders and the Company, including without limitation, restrictions on the transfer of Shares and covenants to protect the interests of the Company, including the Business;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge conclusively, the parties, intending to be legally bound, hereby agree as follows:

Article 1          General Restrictions on Transfer.

(a)          Restrictions on Shareholders.

Except for a Permitted Disposition (as defined in Article 1(c) below), or as otherwise permitted in this Agreement and in compliance with the terms and conditions set forth herein, no Shareholder shall sell, transfer, assign, hypothecate, or otherwise dispose of, either voluntarily or by operation of law (each a "Transfer"), any of such Shareholder's Shares (whether vested or not) or any rights or interest therein, whether now owned or hereafter acquired. Any Transfer in violation of the terms of this Agreement shall be null and void ab initio and without any force or effect.

(b)          Restrictions on the Company.

The Company shall not, except for Transfers otherwise permitted in this Agreement. cause or permit the Transfer of any Shares to be made on its books.

(c)          Permitted Dispositions.

For purposes of this Agreement, the term "Permitted Disposition" means a Transfer of Shares (i) by operation of law; (ii) by any Shareholder of all or any portion of its Shares, whether or not for adequate consideration, either directly to, or indirectly to an affiliate thereof; (iii) a Transfer by any Shareholder of all or any portion of its Shares to another Shareholder; (iv) a Transfer by any Shareholder of all or any portion of its Shares to the Company by operations of any contract between such Shareholder and the Company. Notwithstanding the foregoing, any Permitted Disposition shall entitle the transferee only to the economic benefits of the Shares so Transferred, but not to the rights and benefits of a Shareholder set forth herein or any other right and benefit that otherwise would have accrued to such transferee as a shareholder of the Company, unless and until such Transfer is approved in writing by the Company's Board of Directors (the "Board").

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Article 2            Governance of the Company.

(a)          Board of Directors.

The management and control of the business, affairs and property of the Company shall be vested in the Board. Except as set forth herein, the Board shall have full and complete authority, power, and discretion to manage and control the business, affairs and property of the Company, to make all decisions regarding the foregoing matters, and to perform any and all other acts or activities customary or incident to the management of the Company.

(b)          Composition of the Board.

Notwithstanding any statute or provision in the Company's Bylaws to the contrary, but subject to the terms of this Agreement, the Shareholders agree that the Board shall initially consist of three (3) directors, with SPI having the power to nominate and appoint four (4) directors to the Board, one of whom shall serve as the Chairperson of the Board, and Mr. Lo having the power to nominate and appoint one (1) director.

(c)         Determination of Matters Not Provided by this Agreement.

The Board shall decide any questions arising with respect to the business, affairs and property of the Company which are not specifically and expressly provided for in this Agreement.

(d)         Election and Term of the Directors.

Each director shall serve as such until the earlier of his or her (a) death, (b) resignation or (c) removal by the requisite vote entitled to remove such director in accordance with this Agreement. For the avoidance of doubt, a director may only be removed by the Shareholder who is entitled to nominate and appoint such director.

(e)        Vacancies.

If a director resigns or no longer serves as a director for any reason, then such vacancy shall only be filled by the affirmative vote of the Shareholder entitled to nominate and appoint such director.

(f)        Officers.

The officers of the Company (the "Officers") shall consist of a President, a Secretary, and a Treasurer, and such other Officers as the Board may determine, from time to time, in its sole discretion. The Board shall appoint the Officers, and, subject to an Officer's rights and obligations set forth in any contractual arrangements with the Company, such Officers shall serve until the earlier of his death, resignation or removal from time to time, with or without cause, and the compensation of the Officers shall be determined by the Board in its good faith judgment.

(g)       Indemnity.

To the fullest extent permitted by applicable law, the Company shall indemnify the directors of the Board and Officers from and against all costs of defense (including reasonable fees such as attorneys' fees), judgments, fines, and amounts paid in settlement suffered by such individuals because such individuals have been made a party to an action due to such their status as officers and/or directors of the Company. The Company shall make advances to such persons with respect to such matters to the maximum extent permitted by the applicable law.

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Article 3            Operating Responsibilities.

(a)           Conduct of Business.

The Officers of the Company, led by the President, shall be responsible for conducting the day to day business of the Company including, but not limited, monitoring, controlling and directing the financial, business and operations of the Company; and maintaining the business records of the Company. For each year, the Officers should draft and deliver an annual operating plan and budget for the Board to approve.

(b)          Commencement of Operations.

Mr. Lo shall. or shall cause his subsidiaries to, transfer and hire sufficient number of technical and management professionals to commence the operation of the Business as soon as practicable.

(c)           Company Records.

The Officers shall keep the books and records of the Company in good order. All accounting of the transactions shall be kept by the Company in accordance with United States GAAP.

(d)          Reasonable Assistance by the Shareholders.

SPI shall provide such reasonable assistance to the Company for the Officers of the Company under the direction of the Board to conduct of the operations of the Business of the Company. SPI shall provide such reasonable assistance to the Company in raising capital for the Company and in the capital market with a view toward an initial public offering of the Company in NASDAQ. SPI shall provide such further reasonable assistance to the Company to enable the Company to build the storage warehouse in Arizona with the roof powered by solar power with 5MW capacity.

SPI shall contribute to the Company the cash with the amount up to US$ 2,000,000. The initial investment with the amount of US$ 500,000 (exclude the investment of fix assets which shall be applied on needed basis) shall be paid to the Company within 5 days following the Effective Date hereto .

If and when the Company becomes profitable based upon generally accepted accounting principles and cash flow positive based upon its actual cash flows, SPI shall contribute additional capital to the Company to fund the operation of the Company; provided, however, such additional capital contribution shall not exceed US$1.5 million in the aggregation; provided, however, SPI shall not be obligated to provide any such additional capital in the event the Company fails to become profitable based upon generally accepted accounting principles or its actual cash flow fails to become positive.

Article 4            Profit Distribution

After the payment of or provisioning for income tax by the Company, the Board will determine the annual allocation to the reserve fund and the distribution of after-tax net profits.

(A)	The after-tax net profit of the Company, if determined by the Board to distribute, shall be distributed to the Shareholders in proportion to their respective percentage interests in the Company.

(B)	If the Company carries losses from the previous years, the profit of the current year shall first be used to cover the losses. No profit shall be distributed unless the deficit from the previous years is made up. Any undistributed profits retained by the Company and carried over from the previous years may be distributed together with the distributable profits of the current year.

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Article 5            IPO of the Company and ESOP

(a)       IPO of the Company

The Parties hereto shall endeavour to cause an initial public offering of the equity interest on a national exchange in the United States within five years of the formation of the Company. The Parties shall endeavour to issue certain amount of Shares to other investors with the consideration up to US$ 80,000,000 in total after the Company has listed on a national exchange in the United States.

(b)           ESOP

The Parties hereto shall establish an employee stock option plan to incentivize executive management of the Company consistent with customary practices for similar companies listed on the Nasdaq stock market.

(c)           Bonus

In the event that SPI achieves a net internal annual rate of return on its investments that exceeds 18%, then the management team shall collectively be entitled to receive 50% of such amount in the excess, half of which in the form of cash and the balance in equity interests in the company.

Article 6            Drag-Along Rights.

If at any time the Shareholders of the Company owning no less than the majority of the Shares then issued and outstanding propose to enter into or to cause the Company to enter into any transaction involving (i) the sale of all or substantially all of the Company's assets, (ii) the sale of more than a majority of the Shares in a non-public sale, or (iii) any merger, share exchange, consolidation or other reorganization or business combination of the Company, if immediately after such transaction persons who hold a majority of the surviving entity's voting capital shares are not persons who held a majority of the Company's voting capital shares immediately prior to such transaction, then, in any such case (the "Approved Transaction"), the Company and/or the transferring Shareholders of the Company may require all Shareholders to participate in such Approved Transaction by giving such Shareholders written notice thereof at least thirty (30) days in advance of the date of the Approved Transaction or the date that tender is required, as the case may be. Upon receipt of such notice, each of the Shareholders will vote for, consent to and raise no objections to the Approved Transaction described in such notice, and will sell, assign, tender or transfer the same percentage of Shares as the percentage of the Shares proposed to be sold, assigned, tendered or transferred by the transferring Shareholders collectively, upon the same terms and conditions applicable to the transferring Shareholders and at a value equal to the value per share the transferring Shareholders will receive pursuant to the terms of the Approved Transaction (whether such value is paid in cash or otherwise). If the Approved Transaction is structured as a merger or consolidation, each Shareholder will, to the extent possible under applicable law, waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation. Each Shareholder will take all necessary or desirable actions in connection with the consummation of the Approved Transaction as requested by the Company.

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Article 7            Deadlock Resolution

In the event the Shareholders are deadlocked and are unable to agree unanimously on any decision that requires the unanimous consent of the Shareholders, and the Shareholders are unable through good faith and the exercise of their reasonable efforts to break such deadlock for a period of sixty (60) days following notice from one Shareholder to the other Shareholder that a deadlock exists with regard to such a decision, the deadlock may be broken by the invocation of the provisions of this Section; provided, however, this Section may be invoked if and only if such deadlock occurs after the date which is twelve (12) months from the date hereof. Either Shareholder may initiate the buy/sell procedure by providing a written notice (the "Value Notice") to the other Shareholder. The Shareholder which initiates the buy/sell procedure, is referred to herein as the "Offeror." The Shareholder who receives the Value Notice is referred to herein as the "Offeree." The Value Notice shall include an offer by the Offeror to purchase all (and not less than all) of the shares in the Company owned by the Offeree and an offer by the Offeror to sell all (and not less than all) of the shares in the Company owned by the Offeror to the Offeree. The Value Notice shall specify an amount (the "Stated Amount") that shall be the purchase price per share of the Shares of the Company, which shall, after multiplied by the number of the Shares issued and outstanding be not less than the aggregate of all indebtedness owed at that time by the Company, and which shall be used in the calculations of the total purchase price for the Shares transferred pursuant to this Section. The Offeree shall have ten (10) days from its receipt of the Value Notice to provide a written notice (the "Election Notice") to the Offeror stating either that the Offeree will sell all (and not less than all) its Shares in the Company to the Offeror or that the Offeree will purchase all (and not less than all) the Offeror's Shares in the Company at the per Share purchase price referenced in the Value Notice. If the Offeree fails to give a timely Election Notice, the Offeree shall be deemed to have elected to sell all (and not less than all) its Shares to the Offeror. The Election Notice shall specify the date of closing (the "Buy-Sell Closing Date"), which date shall be at least sixty (60) days after the giving of the Election Notice, but in any event not later than the ninetieth (90th) day after such notice. If the Offeree fails to provide an Election Notice, the Buy-Sell Closing Date shall be held on the first business day which is at least ninety (90) days after the giving of the Value Notice. As of the effective date of any transfer of a Shares pursuant to this Section, the buyer shall assume all obligations of the seller with respect to the Shares so transferred, including any liability of the seller with respect to any Company liabilities. Upon such transfer, the seller's rights and obligations under this Agreement shall terminate with respect to such transferred Shares, except as to indemnity rights of such Shareholder under this Agreement attributable to acts or events occurring prior to the effective date of such transfer.

Article 8            Miscellaneous.

(a)           Transferees of the Shares.

Any Shares transferred by a Shareholder to a person or entity not currently a party to this Agreement, after following the procedure set forth in this Agreement. shall remain subject to the terms, conditions and restrictions of this Agreement, and any such transferee shall execute a Joinder Agreement and all such other written acknowledgments, amendments or other agreements or documents the Board may reasonably request necessary to effectuate this provision.

(b)            Assignment; Binding Effect.

This Agreement and any obligations, restrictions and rights hereunder may not be transferred or assigned by a Shareholder without the prior written consent of the Company and the other Shareholders. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

(c)            Severability.

If any provision of this Agreement or the application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

(d)            Waiver.

No failure by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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(e)            Requirement for Amendment of this Agreement.

Any amendment to this Agreement shall be made in writing and, except as otherwise set forth in this Agreement, and consented to by the Shareholders holding no less than three quarters (3/4) of the Shares (whether vested or not) entitled to vote thereon.

(f)            Securities Matters; Legend on Certificate.

(A)              Securities Act Requirements. Notwithstanding any other provision in this Agreement, but subject to express written waiver by the Company in the exercise of its good faith and reasonable judgment, no Shareholder shall Transfer any Shares without the registration of the transfer of such Shares under the Securities Act of 1933, as amended (the "Securities Act"), or until the Company shall have received such legal opinions or other assurances that such transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws as the Company in its good faith and reasonable judgment deems appropriate in light of the facts and circumstances relating to such proposed Transfer, together with such representations, warranties, indemnifications and other assurances from the transferor and the transferee as the Company in its good faith and reasonable discretion deems appropriate to confirm the accuracy of the facts and circumstances that are the basis for any such opinion and to protect the Company and the other Shareholders from any liability resulting from any such transfer.

(B)              Legends. Upon the execution of this Agreement. the certificates representing the Shares shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN SHAREHOLDERS AGREEMENT DATED AS OF________________, 2019, AS AMENDED, TO WHICH THE REGISTERED HOLDER OR HIS, HER OR ITS PREDECESSOR IN INTEREST IS A PARTY, WHICH AGREEMENT PROVIDES FOR CERTAIN VOTING RIGHTS AND OBLIGATIONS OF SALE AND PURCHASE. SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY AND AFFECTS THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

All certificates for Shares of the Company hereinafter newly issued or transferred shall bear the foregoing endorsement.

(g)           Governing Law.

This Agreement has been prepared, negotiated and delivered in, and shall be construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without regard to its conflicts of laws principles.

(h)           Notices.

All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received, if personally delivered; (ii) when transmitted, if transmitted by confirmed telecopy or electronic mail; (iii) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and (iv) upon receipt, if sent by certified or registered mail, return receipt requested. Notices shall be addressed: (A) in the case of the Company, to its principal office; and (b) in the case of the Shareholders, to the addresses set forth on Schedule A; or to such other place and particulars and with such other copies as the Company or each Shareholder, as applicable, may designate as to itself by written notice to the other parties hereto delivered in accordance with this Article.

(i)             Further Assurances.

The parties to this Agreement agree to take all actions necessary to approve and/or execute and deliver in a timely fashion any and all additional documents necessary or desirable to effectuate the purposes of this Agreement. Each party, by the execution hereof, designates the Company, and any of its authorized officers, as its attorney-in-fact to execute all such documents and instruments necessary or desirable to implement the provisions thereof.

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(j)             Rights. Obligations and Remedies.

The rights and obligations under, and the remedies to enforce, this Agreement are joint and several as to the Company and each of its Shareholders, with each being completely free to enforce any and all of the rights or obligations under this Agreement against any of the others with or without the concurrence or joinder of any of the others. The Shares are unique, and recognizing that the remedy at law for the breach or threatened breach by a party hereto of the covenants and agreements set forth in this Agreement would be inadequate and any such breach or threatened breach would cause such immediate and permanent damage that it would be irreparable and the exact amount of which would be impossible to ascertain, the parties hereto agree that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any and all other legal and equitable remedies which may be available, any party hereto may specifically enforce the terms of this Agreement and shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit the Company's right to any remedies at law, including the recovery of damages for breach of this Agreement.

(k)       Execution and Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one (1) or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any copy of this Agreement, with all signatures reproduced on one (1) or more sets of signatures pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax, e-mail or other electronic means shall be as effective as delivery of an original signature page to this Agreement.

(1)       Termination.

Unless provisions of this Agreement are earlier terminated pursuant to their terms, this Agreement shall terminate and shall be of no further force or effect upon the earliest to occur of (i) the ownership of all of the Shares by one Shareholder, or (ii) the occurrence of an underwritten offer and sale of any equity securities resulting in net proceeds in excess of one hundred million dollars.

(m)       Binding Arbitration.

Any dispute, claim, disagreement or controversy arising out of, connected with, or relating in any way to this Agreement (a "Dispute"), shall be resolved by final and binding arbitration conducted in in New York, New York in accordance with the procedures described hereinafter. Except for an action to obtain interim or provisional relief described herein, or an action to enforce the provisions of this Article, neither the Company nor any Shareholder (individually a "Party" and collectively the "Parties") shall file or commence any legal action to resolve a Dispute. The arbitration shall be administered by a dispute resolution service provider in New York, New York jointly selected by the Parties, in accordance with such service provider's procedures. If the Parties cannot agree on such service provider, then the arbitration shall be administered by AAA ("AAA") in New York, New York in accordance with its procedures. (Such jointly selected mediation service provider or AAA is referred to herein as the "Administrator"), The arbitration proceedings shall be conducted by one (1) arbitrator, who shall be selected from the Administrator's panel of neutrals in accordance with the Administrator's rules, and the Parties shall cooperate with the Administrator and with each other in selecting the arbitrator. Any Party may initiate arbitration by filing a written demand for arbitration with the Administrator. The decision of the arbitrator shall be final and binding on all Parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall not issue a reasoned award unless all Parties request such an award in writing. The arbitrator may, in the award, allocate all or part of the costs, fees and expenses of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing Party. All Parties understand that the arbitration provision set forth above constitutes a waiver of a Party's right to a jury trial and constitutes the sole and exclusive method of resolving all Disputes. The foregoing notwithstanding, any Party may seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, and the Parties agree not to defend against any application for interim or provisional relief on the ground that an arbitration is pending. Any recourse by a Party to a court for interim or provisional relief shall not be deemed incompatible with the arbitration provisions of this Article or a waiver of such Party's right to arbitrate. The provisions of this Article may be enforced by any court having jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys' fees, to be paid by the Party against whom enforcement is ordered.

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(n)           Entire Agreement.

This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties hereto, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(o)            No Presumption.

The parties hereto acknowledge and agree that any applicable law that would require the interpretation of any alleged ambiguity in this Agreement against the party that drafted it has no application and such claim is expressly waived. If any such allegation is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. Each party hereto acknowledges and represents that (i) it has read this Agreement carefully and understands the legal effect of its terms, (ii) it has engaged independent legal counsel in connection with the matters contemplated by this Agreement, or it has had the opportunity to engage independent legal counsel in connection with the matters contemplated by this Agreement but has chosen, out of its own volition, to forego the benefits of the advice of such independent legal counsel, and (iii) it is entering into this Agreement freely and based on its own judgment. Each party hereto acknowledges that the counsel that drafted this Agreement has acted as counsel only for the Company for the purposes of this Agreement and not for any other party hereto in connection with this Agreement and any negotiations leading to the terms and conditions set forth herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Shareholders Agreement as of the Effective Date.

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EXHIBIT B

Share Transfer Agreement

B-1

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this "Agreement") is entered into on __________, 2019

BETWEEN:

(1)	Harbor Green Grain, L.P., a limited partnership duly organized and validly existing under the laws of the state of California, USA (the "Transferor"), and

(2)	Knight Holding Corporation, tentatively named as or a variation thereof, a company incorporated and existing under the laws of the state of Delaware, USA (the "Transferee").

The parties above are collectively referred to as "the Parties”.

RECITALS

WHEREAS, as of the date of this Agreement, the Transferor owns 100% of the capital or profits of Arizona Hay Press, LLC, a limited liability company in Arizona (the "Company 1"), and 100% of the capital or profits of Knight AG Sourcing, LLC, a limited liability company in Arizona (the "Company 2", together with Company 1, collectively, the "Companies") ;

WHEREAS, the Transferor desires to transfer, and the Transferee desires to accept, the ownership held by the Transferor, representing 100% of the capital or profits of the Companies as of the date hereof, (the "Subject Shares"), upon the receipt of One US Dollar, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Representations and Warranties by the Transferor

1.1.	The Transferor is a company duly organized and validly existing and in good standing under the laws of California. The Transferor has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Transferor and constitutes a legal, valid and binding agreement of the Transferor enforceable against the Transferor in accordance with its terms.

1.2.	Neither the execution of this Agreement nor any other agreement referred to herein nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in a material breach or violation of any other material agreement or instrument by which the Transferor is bound, any charter, bylaws, certificate of incorporation or similar organizational documents of the Transferor, or any existing material law, regulation, judgment or order applicable to the Transferor.

2.	Representations and Warranties by the Transferee

2.1.	The Transferee is a company duly organized and validly existing and in good standing under the laws of Delaware. The Transferee has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Transferee and constitutes a legal, valid and binding agreement of the Transferee enforceable against the Transferee in accordance with its terms.

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2.2.	Neither the execution of this Agreement nor any other agreement referred to herein nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in a material breach or violation of any other material agreement or instrument by which either of the Transferee is bound, any existing material law, regulation, judgment or order applicable to each of the Transferee.

3.	Representations and Warranties by the Shareholder

3.1.	Jacky Lo, a resident of United States with driver license ID of D4464941 ("Mr. Lo"), as the Ultimate Beneficial Owner of the Transferor, hereby represents, warrants, covenants, agrees and confirms to Transferee that, from and after the Effective Date, Mr. Lo shall thereby assume and take responsibility and liability for the following: (a) any and all Liabilities attributable to Companies and the Assets (as defined below) , as applicable, to the extent that the same arise or accrue on or before the Closing and are attributable to events or circumstances which arise or occur on or before the Closing; and (b) any and all Liabilities with respect to the structural, physical or environmental condition of the property or land owned by Companies, as applicable, whether such Liabilities are latent or patent, whether the same arise or accrue on or before the Closing, and whether the same are attributable to events or circumstances which may arise or occur on or before the Closing, including, without limitation, all Environmental Liabilities; and (c) any and all Liabilities that arose or accrued prior to the Closing or are attributable to events which arose or occurred prior to the Closing, but only if Mr. Lo and its affiliates are deemed to know about the same on or before the Closing (excluding Liability to the extent the same arise or accrue as a result of any tort claims); (d) Intentionally Deleted; and (e) any and all Liabilities with respect to which Mr. Lo and its affiliates receive a credit at or before the Closing, but only to the extent of such credit. Mr. Lo acknowledges and agrees that the Liabilities to be assumed by Mr. Lo pursuant to each of the foregoing clauses are intended to be independent of one another, so Mr. Lo shall assume Liabilities described in each of the clauses even though some of those Liabilities may be read to be excluded by another clause.

3.2.	Mr. Lo further represents or warrants that any and all the information disclosed by transferor (including its affiliates) to Transferee (including its affiliates) regarding the Transferor, Companies and Assets, are true, accurate and complete, whether in oral, written, graphic or machine-readable form, including without limitation to, product technologies, technical specifications, inventions, improvements, concepts, manuals, business plans, system integration capabilities, processes and procedures, technology roadmaps, pricing-related information, procurement information including supplier names, customer information, production schedules, component and assembly lead times, forecast data, order quantities and terms and conditions, strategies, and plans, proposals or data of a commercial, marketing information, software, source code, computer programs, products, technology, marketing plans, financial information (including any other forms of financials), personnel, legal or whatever other nature.

3.3.	By execution of this Agreement, Mr. Lo acknowledges and represents that Mr. Lo HAS READ THE FORGOING, UNDERSTANDS IT AND SIGN IT VOLUNTARILY as his own free act and deed; and Guarantor execute this Agreement for full, adequate and complete consideration fully intending to be bound by same.

4.	Agreement to Transfer Subject Shares

4.1.	The Transferor agrees to transfer to the Transferee, and the Transferee agrees to accept from the Transferor, the Subject Shares in accordance with recitals to this Agreement. As consideration for the Subject Shares, the Transferee agrees to pay to the Transferor upon the receipt of One US Dollar.

5.	Closing

5.1.	The closing of the Agreement (the -Closing") shall be held on the date which is the five (5st) business day after the Effective Date hereof, or at such other time as the Parties shall agree (the "Closing Date").

5.2.	At the Closing, the Transferor will deliver to the order of the Transferee (i) a counterpart signature page to this Agreement; (ii) a stock ledger, or any other evidence of the ownership by the Transferee of the Subject Shares; and (iii) a Sale and Purchase Agreement which is set forth in Schedule A hereto (the "SPA") countersigned by Transferor and Company 1, pursuant to and subject to the terms and conditions of which the Transferor hereby assigns, transfers, conveys and delivers to AHP, and AHP hereby accepts from Transferor, all of Transferor's title, interest and rights in all of the certain assets in which the Transferor has the title and/or other interests ( the "Assets"), from and clear from any and all liens, charges, security interests, mortgages, pledges, claims, rights of third parties and other encumbrances of any kind or nature.

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6.	Confidentiality

6.1.	For the purpose of the Parties' evaluations of, and discussions relating to, the transactions contemplated by this Agreement, each Party has provided or may provide to the other Party certain information relating to the Company and the Subject Shares that is non-public, confidential or proprietary in nature (the "Confidential Information"). Each Party agrees to hold all the Confidential Information in trust and confidence and shall not use or disclose any such Confidential Information during the term of this Agreement anda fter the expiration of this Agreement for any reason whatsoever.

6.2.	Notwithstanding the foregoing, each Party may disclose or otherwise use any Confidential Information to the extent such information (A) is or becomes publicly known or available (other than as a result of a violation by such Party of this Agreement), (B) is or becomes available to such Party from a third-party whom such Party reasonably believes is not under an obligation to keep such information confidential, (C) was already in such Party's possession, provided that such information is not known to such Party to be subject to another obligation of confidentiality to the Company, or (D) was or is independently developed by or on behalf of such Party without violating the terms of this Section 5.

6.3.	If either Party becomes (or if it is reasonably likely that it shall become) legally compelled to disclose any Confidential Information, to the extent legally permissible and reasonably practicable, such Party shall provide immediate notice of such fact to the Company and the other Party so that appropriate action may be taken. Such Party shall cooperate with any reasonable requests from the Company and the other Party in connection therewith. If, after complying with the foregoing requirements, such Party is nonetheless legally compelled to disclose the Confidential Information to any third-party, such Party may disclose to such third-party only that portion of the Confidential Information which its outside legal counsel advises it is legally required to disclose.

7.	General

7.1.	Each Party hereto agrees to perform any further acts and execute and deliver any document or instrument that may be reasonably necessary to carry out the intent of this Agreement.

7.2.	This Agreement shall bind and inure to the benefit of the successors and assigns of the Parties hereto.

7.3.	This Agreement may be amended at any time by the written agreement and consent of the Parties hereto.

7.4.	This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York State residents entered into and performed entirely within the State of New York.

Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and the Shares shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7.5.	This Agreement, including such other agreements referred to herein, constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating thereto.

7.6.	Introductory headings at the beginning of each clause of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such clause.

7.7.	This Agreement may be executed in counterparts, which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

B-5

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

THE TRANSFEROR By: /s/ Jacky Lo Name: Jacky Lo Title: THE TRANSFEREE By: /s/ Xiaofeng Peng Name: Xiaofeng Peng Title: JACKY LO By: /s/ Jacky Lo

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Schedule A to Share Transfer Agreement

Sale and Purchase Agreement

B-7

Sale and Purchase Agreement

This Sale and Purchase Agreement (together with all of its schedules and exhibits, this "Agreement") is made and entered into as of__________, 2019 (the "Effective Date"), by and between

(i)	Arizona Hay Press, LLC, a limited liability AHP in Arizona ( the "AHP"), and

(ii)	Harbor Green Grain, L.P., a limited partnership duly organized and validly existing under the laws of the state of California, USA ( "HGG") (together with their respective affiliates, collectively, the "HGG Group", and together with the AHP, collectively the "Parties", and each party, a "Party").

RECITALS

WHEREAS, the HGG has the title and/or other interests in certain assets, a description of which is set forth in Schedule A hereto (the "Assets") that may be used in the productions, sales or marketing of cotton, Alfalfa grass-based feed and other related products (the "Business").

WHEREAS, the AHP desires to be engaged in the Business; and

WHEREAS, subject to the terms and conditions contained herein, the HGG shall assign and transfer all of the Assets to AHP, and AHP shall pay to HGG One US Dollar as consideration (collectively, the "Transaction");

NOW, THEREFORE, FOR AND IN CONSIDERATION OF the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.            CONTRIBUTION OF ASSETS

Section 1.01          Transfer of Assets

Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date, HGG hereby assigns, transfers, conveys and delivers to AHP, and AHP hereby accepts from HGG, all of HGG's title, interest and rights in all of the Assets, from and clear from any and all liens, charges, security interests, mortgages, pledges, claims, rights of third parties and other encumbrances of any kind or nature (collectively, "Encumbrances"),

Section 1.02          No Assumption of Liabilities

(a)	The Parties agree that AHP shall not assume any liability of HGG, or any claim against HGG, whether in connection with the Assets or not, accruing to or incurred by HGG prior to the consummation of the Transaction, whether such liability or claim is known or unknown, now existing or not, of whatever nature or character, and whether absolute or contingent, liquidated or disputed. All such liabilities and claims shall be exclusively the obligations of HGG Group (the "Retained Liabilities").

(b)	The HGG Group shall remain liable for, and shall timely pay, perform and discharge in accordance with their respective terms of, and shall indemnify and hold AHP and its affiliates harmless from, all of the Retained Liabilities, if any.

ARTICLE II.           CONSIDERATION FOR THE ASSETS

Section 2.01         Consideration

As the consideration for the Assets, AHP shall pay One US Dollar to HGG.

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ARTICLE III.          REPRESENTATIONS AND WARRANTIES OF THE HGG Group

Section 3.01         The Assets

The HGG hereby represents and warrants that

i.	it owns of record and beneficially, all of the Assets, as fully described in Schedule A hereof.

ii.	the Assets are free and clear from any Encumbrance;

iii.	the Assets constitute all of the equipment, intellectual property and other intangible assets that are reasonably related to the Business that the HGG has; and

iv.	the Assets are all in reasonably good condition and repair and free from any material defect and shall collectively constitute sufficient assets for the AHP to commence the operation of the Business.

Section 3.02          Legal Proceedings

The HGG hereby represents and warrants that there are no legal claims pending or threated against HGG or the Contributed Asset that challenge or seek to prevent, enjoin, alter or materially delay or condition the Transaction.

ARTICLE V.          FURTHER AGREEMENTS

The Parties further agree as follows:

Section 5.01          Prohibition on the Use of the Assets by HGG

The parties hereto agree that as a material inducement for AHP to enter into the Transaction, HGG hereby covenants that it shall, as of the Effective Date, be immediately and permanently prohibited from using any of the Assets, or any assets, including intellectual property or information derived from the Assets, including granting the right thereof, to any party, for any purpose.

ARTICLE VI.          Further Covenants

The parties hereto understand and agree that the Assets shall be used by the AHP to restart the operation of the Business of the AHP. The HGG shall without any further action of the AHP, take all such necessary actions to effect and complete the transfer and assignment of the Assets to the AHP, and to ensure the Assets are in good working order to enable the AHP to promptly commence the operation of the Business.

In the event any HGG breaches any representation, warranty or covenant, the HGG shall indemnify the AHP and any other shareholder of the AHP as the case may be for any and all of its losses and expenses resulted from such breach.

ARTICLE VII.         GENERAL PROVISIONS

The parties hereto further agree to the following:

Section 7.01         Governing Law

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THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES, INCLUDING SUCH PRINCIPLES UNDER THE LAWS OF THE STATE OF NEW YORK.

Section 7.02          VENUE

SHOULD ANY LEGAL ACTION BE COMMENCED WITH RESPECT TO THIS AGREEMENT, THE PARTIES HERETO HEREBY CONSENT TO THE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY.

By executing and delivering this Agreement, each Party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

Section 7.03          Waive of Jury Trial

THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

Section 7.04          Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.05          Entire Agreement

This Agreement constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matters herein. This Agreement supersedes all prior agreements or understandings (whether oral or written), if any, between the Parties with respect to such subject matters.

Section 7.06          Incorporation by Reference

The exhibits and schedules identified in and attached to this Agreement, as well as the preamble and recitals hereof, are incorporated herein by reference and shall be deemed fully as integral parts of this Agreement as if set forth herein in full.

Section 7.07          Construction

The Parties have participated jointly in the drafting of this Agreement, and each Party was represented by counsel or had the opportunity to seek the advice of counsel, in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.08          Severability

The illegality, invalidity or unenforceability of any provision of this Agreement shall not render any other provision hereof or this Agreement illegal, invalid, or unenforceable.

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Section 7.09          Counterparts; Facsimile

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto and to other Transaction Documents may be delivered by facsimile or by electronic transmission in .PDF or .TIF format which shall be deemed originals.

Section 7.10          Joint and Several Liabilities

The liabilities of I-IGG Group hereunder are joint and several.

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IN WITNESS WHEREOF, the parties identified herein have executed this Agreement on the date first above written.

Arizona Hay Press, LLC

/s/ Jacky Lo

Name: Jacky Lo

Title:

HGG:

Harbor Green Grain, L.P.

/s/ Jacky Lo

Name: Jacky Lo

Title:

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Schedule A

The Assets

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Item	Purchase Price	Net Value as of 30. April, 2019
Hunterwood FC7700 Forage Compactor and Associated Hardware	1,970,300	867,870
450ft x 100ft Aluminum top Barn w/Concrete Flooring and 4 Loading Docks	350,000	233,333
2006 Kalmar Yard Goat VIN: 11VF813E88A000469 w/2Trailers License Plate# S53811 & S53810	15,000	6,000
1996 Volvo Water Truck VIN: 4V4JDBJF0TN852397	6,000	2,400
Hyster/H100FT Serial # POO5VO3488H	24,260	4,043
Cat/Skid Steer Serial # 252B2	25,000	7,917
Hyster/H135XL Serial# F006A03609J	37,700	6,283
Cat/2C600 Serial# AT83F31395	18,000	5,700
120 Acres of Land, 515TH Ave/Tonto- Vacant Tonopah, AZ 85354	285,000	285,000
	2,731,260	1,418,547

Equipment:

1-Hunterwood FC7700 Forage Compactor
and Associated Hardware
$1,300,000.00

2-120 Acres of Land $285,000

3-450ft x 100ft Aluminum top Barn
w/Concrete Flooring and 4 Loading

Docks          $350,000.00

4-2006 Kalmar Yard Goat VIN:
11VF813E88A000469 w/2Trailers

License Plate# S53811 & S53810 ($8K).

(04/2016 $15,000.00 ).

5-1996 Volvo Water Truck VIN:

4V4JDBJF0TN852397 ($4K ). ( 04/2016
$6,000.00 ).

6-HysterH100FT Seria #

POO5VO3488H ( $18K ). ( 02/11/2015

7-Cat/Skid Steer Serial # 252B2 ($16K).

(11/2015 $25,000.00 ).

8-Hyster/H135XL Serial# F006A03609J

($25K .( 02/23/2015 $37,700.

9-Cat/2C600 Serial# AT83F31395

($11K). (11/2015 $18,000.00). 10-Daewoo Serial # GC255-2 Junk).

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